Ford Van Sales Hit All-Time Third-Quarter Record on 65,288 Sold; Total Pickup Sales Best in 14 Years; Expedition Sales Strong, Up 48 percent; Lincoln SUVs Deliver Best Performance in 16 Years

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THIRD-QUARTER SALES 2019

	Total Vehicle	Truck	SUV	Car
U.S. Sales	**580,251**	**309,920**	**193,100**	**77,231**
Versus Q3 2018	-4.9%	8.8%	-10.5%	-29.5%

HIGHLIGHTS

- **On improved mix, Ford's transaction pricing strengthens.** Ford's truck and SUV mix climbed to 87 percent in the third quarter, five points higher than last year, taking average transaction pricing to $37,900 per vehicle at the end of September. This represents a $2,200 increase, relative to year ago.
- **On the strength of the world's best-selling cargo van, the Ford Transit (along with Transit Connect and E-Series) turned in a new record for the quarter.** Ford van sales were up 21 percent in the third quarter on total sales of 65,288, setting an all-time third-quarter record.
- **Ford's third-quarter total pickup sales** increased 5 percent, posting their best third-quarter performance in 14 years on sales of 240,387 pickups.
- **No one sells more commercial vehicles in America than Ford.** On the strength of trucks, Ford commercial vehicle sales expanded 2 percent.
- **Expedition sales continue strong pace, while EcoSport produces double-digit gains;** Expedition sales expanded 48 percent for the quarter, while the entry-level EcoSport posted sales gains of 11 percent. In addition, the all-new 2020 Escape began arriving on dealer lots.
- **With limited Explorer inventory going into the third quarter, Ford completed the sell-down of 2019 models.** New 2020 model year inventory continues building with strong consumer demand for ST and Platinum models. The two high-series models represented 46 percent of Ford's initial retail mix.
- **Lincoln SUVs report best third quarter sales since 2003, led by new Nautilus.** Nautilus sales jumped 24 percent in the third quarter, accelerating from the second-quarter gain of 15 percent. Navigator increased 9 percent, while the all-new Aviator and Corsair reported their first sales.

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About Ford Motor Company
Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 194,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"As planned, this year is a transitional one for Ford as we move from our sedan lineup to an all-new winning portfolio of trucks and SUVs. Ranger sales continue to accelerate and the all-new Explorer and Escape are hitting dealer showrooms now. Our truck, van and commercial business continued to be strong in the third quarter, with record van sales and continued F-Series sales leadership."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



Ford Commercial

America's best-selling lineup of commercial vans set a new third-quarter sales record, with over 65,000 vans sold. Transit, America's best selling van, and Transit Connect were both big drivers, with Transit sales up 25 percent and the all-new Transit Connect posting a quarterly sales increase of 49 percent.



Ford Trucks

Combined F-Series and Ranger pickups sold over 240,000 pickups in the third quarter, making for the best overall pickup third- quarter sales in 14 years. With the addition of Ranger, year-to-date pickup sales are up 6 percent, while F-Series continues to expand its leadership position by 200,000 trucks this year.



Ford SUV

Expedition is responsible for just over two-thirds of the growth in the large SUV segment this year, with buyers 25 to 44 years of age making up almost half of Expedition retail sales. EcoSport gives both first-time buyers and people downsizing an affordable entry point into the growing SUV category.



Ford Performance

Explorer ST represented a third of Explorer retail sales in the third quarter with strong turn rates, while sales of the Edge ST sold at twice the rate compared to Edge Sport in the third quarter of last year. Sales of high-performance Raptor pickups showed strong gains of 8 percent in the third quarter.



Lincoln Aviator

Lincoln SUV sales had their best third-quarter sales performance since 2003, with sales totaling 21,354 SUVs. This is a 19-percent gain over a year ago. Aviator sales began in the third quarter, while Nautilus and Navigator sales increased 24 and 9 percent, respectively. In addition, the all-new Corsair posted its first sale at the end of September.